Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of TXO Partners, L.P. (the “Company”) with respect to the information from our report regarding those quantities estimated by us of reserves and the value of reserves as of December 31, 2025, for the Company, included in the Annual Report on Form 10-K of the Company for the year ended in December 31, 2025 (including any amendments thereto, the “Annual Report”), filed with the U.S. Securities and Exchange Commission on February 26, 2026, as well as our summary reports dated January 29, 2026, January 15, 2025 and January 19, 2024, respectively, included as exhibits to the Annual Report.

Sincerely,

W. Todd Brooker, P.E. President Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

February 26, 2026